Exhibit 10.1

WESTERN GAS RESOURCES, INC.

2002 NON-EMPLOYEE DIRECTORS’ STOCK OPTION AGREEMENT

THIS AGREEMENT, made as of May 17, 2002, by and between Western Gas Resources, Inc. (hereinafter called the “Corporation”), a Delaware corporation, and Brion Wise, a non-employee director of the Corporation (hereinafter called the “Optionee”).

RECITALS:

A.            The Optionee is eligible as a non-employee director of the Corporation to participate in the Western Gas Resources, Inc. 2002 Non-Employee Director’s Stock Option Plan (the “Plan”).

B.            The Board of Directors of the Corporation considers it desirable and in the Corporation’s best interests that the Optionee be given an opportunity to purchase shares of its Common Stock in furtherance of the Plan to provide incentive for the Optionee to remain as a director of the Company and to promote the success of the Corporation.

NOW THEREFORE, in consideration of the premises, it is agreed as follows:

1.  Grant of Option.  The Corporation hereby grants as of May 17, 2002 (the “Grant Date”) to the Optionee the right, privilege and option to purchase 2,000 shares of the Common Stock par value $0.10 (the “Common Stock”) of the Corporation, at a purchase price of Thirty Seven Dollars and Eighty Two 100ths ($37.82) per share in the manner and subject to the conditions hereafter provided.  Said purchase price is not less than the Fair Market Value (as that term is defined in the Plan) of the shares of Common Stock of the Corporation at the time this option was granted.

2.  Period of Exercise of Option.  This Option may be exercised in whole or in part, or in installments, from time to time, with respect to the shares covered hereby, in the amounts and at the times specified below.  The Option or any portion thereof, once it becomes exercisable as specified below, shall remain exercisable until it shall expire in accordance with the provisions of this Agreement.

(a)  Notwithstanding anything herein to the contrary, no Option or portion thereof granted under this Agreement may be exercised after the earlier of (i) five (5) years after the date the Optionee has the right to exercise such Option or portion thereof, in accordance with paragraph 2(b) below; or (ii) ten (10) years after the Option is granted.

(b)  Except as expressly provided in Section 2(e), below, an Optionee shall become entitled to exercise that portion of the Option and to purchase the percentage of the Common stock subject to the Option in accordance with the following schedule:

(1)           Commencing one (1) year from the Grant Date, the Optionee shall have the right to exercise thirty-three and one-third percent (33-1.3%) of the

Option and to purchase an additional thirty-three and one-third percent (33-1/3%) subject to the Option.

(2)           Commencing two (2) years from the Grant Date, the Optionee shall have the right to exercise thirty-three and one-third percent (33-1.3%) of the Option and to purchase an additional thirty-three and one-third percent (33-1/3%) subject to the Option.

(3)           Commencing three (3) years from the Grant Date, the Optionee shall have the right to exercise thirty-three and one-third percent (33-1.3%) of the Option and to purchase an additional thirty-three and one-third percent (33-1/3%) subject to the Option.

The Optionee’s right to purchase Shares subject to the Option shall be cumulative, so that three (3) years from the Grant Date, the Optionee shall be entitled to exercise one hundred percent (100%) of the Option and to purchase all of the Common Stock subject to the Option, subject to all of the provisions of this Agreements.

(c)           Except as provided in Sections 2(d) and 2(e), an Optionee may exercise an Option only if, at the time such Option is exercised, such Optionee is a director of, and has continuously since the grant of the Option, been a director of the Corporation or any subsidiary, parent, or predecessor of the Corporation.

(d)           If an Optionee ceases to be a director for any reason other than (i) his or her death or disability; or (ii) his or her discharge for dishonesty or commission of a crime, the Optionee may, within three (3) months thereafter, and subject to provisions of Sections 2(a), (b) and (c), exercise the Option to the extent that the Option was exercisable as of the date of the Optionee ceased to be a director. All unexercised Options, or portions thereof, shall terminate, be forfeited, and shall lapse upon expiration of said three (3) month period, or immediately if the Optionee ceases to be a director of the Corporation for any of the reasons set forth in (ii), above.

(e)           If an Optionee dies or becomes disabled while he is a director of the Corporation or ceases to be a director as a result of disability, all of the Options granted to such employee shall become one hundred percent (100%) exercisable, without regard to the provisions of Section 2(b), above. In such event, the Options may be exercised by the disabled director, or the person or persons to whom his or her rights under the Option shall pass by will, or by the applicable laws of descent and distribution; provided, however, that no such Option may be exercised after 180 days from such directors’ s date of death, or the date Optionee ceases to be a director as a result of disability, whichever is applicable. Upon expiration of said period, all unexercised Options, or portions thereof, shall terminate, be forfeited, and shall lapse.

(a)           (f) Notwithstanding the provision of Section (b), above, in the event (1) there is a “Change of Control” of the Corporation; and (2) the Optionee is removed as a director of the Corporation without cause, then all of the options granted to such Optionee under this Agreement shall become one hundred percent (100%) exercisable, subject to the other provisions of this Section 2.  For these purposes, a Change of Control of the Corporation shall mean (i) the acquisition by any person or persons acting in concert (including corporations, partnerships, associations or unincorporated organizations), of legal ownership or beneficial ownership (within the meaning of Rule 13d-3, promulgated by the Securities and Exchange Commission and now in effect under the Securities Exchange Act of 1934 (as amended), of a number of voting shares of capital stock of the Corporation greater than either 30% or the number of voting shares of capital stock of the Corporation that are then owned, beneficially (as defined above), by Brion G. Wise, Bill M. Sanderson, Walter L. Stonehocker, Dean Phillips, Ward Sauvage, their immediate families and the companies through which they and their immediate families hold ownership in the Corporation (“the Founders”), whichever is higher; (ii) a merger or consolidation of the Corporation or any of its subsidiaries other than a merger or consolidation immediately following which the directors of the Corporation prior thereto constitute a majority of the of the board of the surviving company or parent thereof; (iii) a change in the majority of the Board pursuant to an actual or threatened proxy contest; or (iv) a sale of substantially all of the Corporation’s assets.

3.  Method of Exercise.  To exercise an Option, the Optionee, or his or her successors, shall give written notice to the Treasurer of the Corporation, at the Corporation’s principal office, accompanied by full payment of the Common Stock being purchased.  If the Option is exercised by the successor of the Optionee, following his or her death, proof shall be submitted, satisfactory to the Board, of the right of the successor to exercise the Option.  The Corporation shall not be required to transfer or deliver any certificate or certificates for shares purchased upon any such exercise of said option: (a) until after compliance with all then applicable requirements of law; and (b) prior to admission of such shares to listing on any stock exchange on which the stock may then be listed.  In no event shall the Corporation be required to issue fractional shares to the Optionee.

4.  Limitation Upon Exercise.  The option is not transferable by the Optionee otherwise than by will or the laws of descent and distribution and is exercisable, during the lifetime of Optionee, only by the Optionee.

5.  Limitation Upon Transfer.  Except as otherwise provided hereto, the option and all rights granted hereunder shall not be transferred by the Optionee, and may not be assigned, pledged, or hypothecated in any way and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer the option, or to assign, pledge, hypothecate or otherwise dispose of such Option or of any rights granted hereunder, contrary to the provisions hereof, or upon the levy of any attachment or similar process upon such option or such rights, such option and such rights shall immediately become null and void.

6.  Stock Adjustment.  In the event of any change in Common Stock of the Corporation, by reason of a stock split, stock dividend, recapitalization, exchange of shares, or other transaction, the number of shares remaining subject to the option and the option price per share shall be appropriately adjusted by the Board of Directors.

7.  Corporate Reorganization.  If there shall be any capital reorganization or consolidation or merger of the Corporation with another corporation or corporations, or any sale of all or substantially all of the Corporation’s properties and assets to any other corporation, the Corporation shall take such action as may be necessary to enable the Optionee to receive upon any subsequent exercise of such option, in whole or in part, in lieu of shares of Common Stock, securities or other assets as were issuable or payable upon such reorganization, consolidation, merger or sale in respect of, or in exchange for such shares of Common Stock.

8.  Rights of Stockholders.  Neither the Optionee, his or her legal representative, nor other persons entitled to exercise the option shall be or have any rights of a stockholder in the Company in respect of the shares issuable upon exercise of the option granted hereunder, unless and until certificates representing such shares shall have been delivered pursuant to the terms hereof.

9.  Rights of Director.  Nothing contained in this Agreement shall confer upon Optionee any right to continue to remain as a director of the Corporation.

10.  Stock Reserved.  The Company shall at all times during the term of this Agreement reserve and keep available such number of shares of its Common Stock as will be sufficient to satisfy the terms of this Agreement.

11.  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

WESTERN GAS RESOURCES, INC.

By:	/s/ Peter A. Dea

/s/ Brion G. Wise
Optionee